Exhibit 99.1
For Immediate Release:
RENT-A-CENTER ANNOUNCES INCREASED
AUTHORIZATION OF STOCK REPURCHASES

PLANO, Texas, October 27, 2010 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS: RCII) today announced that its Board of Directors has increased the authorization for stock repurchases under the Company’s common stock repurchase plan from $600 million to $800 million. Under the Company’s common stock repurchase plan, shares may, from time to time, be repurchased in the open market or in privately negotiated transactions at amounts considered appropriate by the Company. To date, the Company has repurchased a total of 22,066,352 shares of the Company’s common stock for an aggregate purchase price of approximately $512.5 million since the repurchase plan’s inception. In the current year, the Company has repurchased a total of 2,181,502 shares for approximately $45.9 million in cash.
Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates approximately 3,000 company-owned stores nationwide and in Canada and Puerto Rico. The stores generally offer high-quality, durable goods such as major consumer electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 200 rent-to-own stores operating under the trade name of “ColorTyme.”
Contact for Rent-A-Center, Inc.:
David E. Carpenter
Vice President of Investor Relations
(972) 801-1214
david.carpenter@rentacenter.com